Exhibit 99.1
Encore Acquisition Company Announces Second Quarter 2005 Financial and Operating Results
FORT WORTH, Texas—(BUSINESS WIRE)—July 26, 2005
Encore Acquisition Company (NYSE:EAC) today reported second quarter 2005 results.
(in millions except per share, daily production, and price per BOE amounts; earnings per share and weighted average diluted shares outstanding have been restated for a three-for-two stock split that became effective July 12, 2005)

	Quarter Ended June 30,
	2005	2004	Increase
Net income	$23.7	$18.0	32%
Diluted earnings per share	$0.48	$0.39	23%
Revenues	$99.7	$70.1	42%
Cash flow from operations	$62.6	$43.4	44%
Average combined price ($/BOE)	$39.56	$31.54	25%
Daily production volumes (BOE)	27,697	24,434	13%
Diluted shares outstanding	49.5	46.7	6%
Encore generated net income of $23.7 million ($0.48 per diluted share) in the second quarter of 2005 as compared to $18.0 million ($0.39 per diluted share) in the second quarter of 2004. Net income includes expenses for derivative fair value loss and non-cash stock based compensation totaling $2.7 million ($0.03 per diluted share) for the second quarter of 2005 and $1.3 million ($0.02 per diluted share) for the second quarter of 2004.
Jonny Brumley, Encore’s President, stated, “What a quarter. Record production, a successful drilling program, and continued good results from the high pressure air project make for a profitable combination. On top of that, we are raising our 2005 production guidance from the previous range of 8% to 12% growth to a new range of 11% to 13% growth over 2004.”
The Company drilled 110 gross (65.7 net) wells in the second quarter of 2005, investing $81.0 million in development capital (excluding development-related asset retirement obligations). The Company also invested $8.0 million in property acquisitions and undeveloped leases. On average, Encore operated 14 rigs during the second quarter of 2005 across all of its core areas.
Production volumes for the second quarter of 2005 increased 13% to a record 27,697 BOE per day (2.5 MMBOE), compared with second quarter 2004 production of 24,434 BOE per day (2.2 MMBOE). The net profits interests on the Cedar Creek Anticline (“CCA”) reduced production by approximately 859 BOE per day in the second quarter of 2005 versus 848 BOE per day in the second quarter of 2004. Oil represented 67% and 76% of the Company’s total production volumes in the second quarter of 2005 and 2004, respectively.
Encore’s realized commodity prices, including the effects of hedging, averaged $40.96 per barrel and $6.11 per Mcf during the second quarter of 2005 resulting in increases of 31% and 14% respectively over the second quarter of 2004. On a combined basis, including the effects of hedging, prices increased 25% during the second quarter of 2005 to $39.56 per BOE as compared to $31.54 per BOE in the second quarter of 2004. Hedging expense reduced realized oil prices by $6.25 per barrel and realized natural gas prices by $0.46 per Mcf during the second quarter of 2005.
During the second quarter of 2005, lease operating expense increased to $15.7 million ($6.24 per BOE) from $10.9 million ($4.91 per BOE) in the second quarter of 2004 as a result of higher volumes and a higher cost operating environment. The Company incurred exploration expense of $3.8 million ($0.05 per diluted share) in the second quarter of 2005 as compared to $1.7 million ($0.02 per diluted share) in the second quarter of 2004.

High-Pressure Air Injection Program Update
In the Little Beaver high-pressure air injection (“HPAI”) project area, Encore continues to see positive production response in line with expectations. In the core injection area of the project, production has increased from approximately 900 barrels per day to 1,200 barrels per day. This represents an increase of 200 barrels per day over the first quarter of 2005 and a 500 barrel per day uplift over the naturally declining production levels that would have been expected prior to the initiation of HPAI. Total production in the Little Beaver HPAI project area is approximately 1,675 barrels per day and is expected to increase from these levels in the future. High-pressure air injection in Little Beaver Phases 1 and 2 was completed in the fourth quarter of 2004.
In the Pennel and Coral Creek area of the CCA, where the Company has been operating a successful HPAI appraisal project (Phase 1) for nearly three years, Encore has continued to expand the Phase 2 portion of the HPAI project. Encore has been injecting air in the Phase 2 project area since April 2005, and expects full implementation to be completed by year-end 2005. The Company estimates that production will respond on a timetable similar to the Little Beaver project, with positive production indications initially expected by late 2006.
Liquidity Update
On June 30, 2005, long-term debt was $440.0 million, including $150.0 million of 8.375% Senior Subordinated Notes due June 15, 2012, $150.0 million of 6.25% Senior Subordinated Notes due April 15, 2014, and $140.0 million of bank debt under the Company’s existing credit facility. At this time, the Company announced a $300 million private placement of 6.0% Senior Subordinated Notes due 2015. Encore intends to use the net proceeds of the offering to redeem all $150 million of its outstanding 8.375% Senior Subordinated Notes due 2012 and to reduce outstanding indebtedness under its existing credit facility.
Encore closed the private placement and issued a notice of redemption of its 8.375% notes on July 13, 2005. The redemption of the 8.375% notes is expected to occur on or about August 15, 2005. Accordingly, the financial impact of the transaction will be reflected in the third quarter 2005 financial statements. At the time of closing, the borrowing base under the Company’s existing credit facility was reduced according to the terms of the credit facility from $500.0 million to $450.0 million. Giving pro forma effect to the closing of the 6.0% notes and the expected use of proceeds, the Company had $15.1 million outstanding under its existing credit facility as of June 30, 2005.
Third Quarter 2005 Outlook
Encore currently is operating 11 drilling rigs in the onshore continental United States (5 rigs in Montana, 3 rigs in East Texas, 2 rigs in West Texas, and 1 rig in the Mid Continent area). The Company expects its development activities to offset natural declines and to grow wellhead production by approximately 300 BOE per day in the third quarter of 2005. The impact of the net profits interests in the CCA, which lowers reported production, is expected to rise by about 500 BOE per day to 1,350 BOE per day. Therefore, the Company expects reported production to average approximately 27,500 BOE per day in the third quarter of 2005.
Production, ad valorem, and severance taxes are anticipated to remain at approximately 9.0% of oil and natural gas revenues before hedging. In the third quarter the Company expects to begin expensing $0.7 million ($0.28 per BOE) of HPAI costs attributable to Little Beaver Phase 1 that previously were being capitalized. Including the HPAI costs, the Company expects lease operations expense to increase from $15.7 million ($6.24 per BOE) in the second quarter to approximately $17 million ($6.65 per BOE) in the third quarter. General and administrative expenses are expected to increase from $3.6 million in the second quarter to approximately $4 million in the third quarter. Depletion, depreciation, and amortization should increase from $19.0 million ($7.55 per BOE) in the second quarter to approximately $21 million ($8.35 per BOE) in the third quarter. Income tax expense is expected to be at an effective rate of 35% with approximately 94% deferred.
The Company expects to invest approximately $80 million in development and exploration capital during the third quarter of 2005. For the full year 2005, Encore’s Board of Directors has approved an increase in development and exploration capital to $315 million, reflecting an increase in activity levels and the current industry cost environment.

Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, July 27, 2005 at 9:30 a.m. central time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above.
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 7882594. The replay will be available through August 3, 2005. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of the Encore’s capital expenditures; expected drilling results; expected production (including the impact of the Company’s net profits interests); anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expenses, depletion, depreciation and amortization expenses, and income tax expense; expected effective tax rates; and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact
Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Consolidated Statements of Operations:
Revenues:
Oil	$69,559	$52,885	$136,695	$99,649
Natural gas	30,158	17,237	54,603	29,764

Total revenues	99,717	70,122	191,298	129,413

Expenses:
Production -
Lease operations	15,721	10,921	30,589	21,163
Production, ad valorem, and severance taxes	9,813	7,161	18,899	13,000
Depletion, depreciation, and amortization	19,038	11,249	35,721	20,512
Exploration	3,772	1,697	6,383	1,697
G&A (excluding non-cash stock based compensation)	3,571	2,530	7,206	4,758
Non-cash stock based compensation	1,006	307	1,779	617
Derivative fair value loss	1,692	965	4,101	1,123
Other operating	1,703	1,091	3,302	2,093

Total operating expenses	56,316	35,921	107,980	64,963

Operating income	43,401	34,201	83,318	64,450
Interest and other	(7,363)	(6,202)	(14,258)	(10,057)

Income before income taxes	36,038	27,999	69,060	54,393
Current income tax provision	(589)	(919)	(1,390)	(2,004)
Deferred income tax provision	(11,781)	(9,089)	(22,218)	(17,496)

Net income	$23,668	$17,991	$45,452	$34,893

Net income per common share:
Basic	0.49	0.39	0.93	0.76
Diluted	0.48	0.39	0.92	0.75
Weighted average common shares outstanding:
Basic	48,660	46,089	48,636	45,684
Diluted	49,458	46,680	49,429	46,271

	Six Months Ended
	June 30,
	2005	2004
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$45,452	$34,893
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	73,329	47,316
Changes in operating assets and liabilities	(1,316)	(7,719)

Net cash provided by operating activities	117,465	74,490

Cash used in investing activities	(166,103)	(298,376)
Financing activities:
Net proceeds from long-term debt	60,796	170,872
Net proceeds from issuance of common stock	—	53,000
Cash Overdraft and Other	(12,238)	2,374

Net cash provided by financing activities	48,558	226,246

Increase (decrease) in cash and cash equivalents	(80)	2,360
Cash and cash equivalents, beginning of period	1,103	431

Cash and cash equivalents, end of period	$1,023	$2,791

	June 30,	December 31,
	2005	2004
	(unaudited)
Condensed Balance Sheets:
Total assets	$1,269,811	$1,123,400

Liabilities	$337,794	$270,825
Long-term debt	440,000	379,000
Stockholders’ equity	492,017	473,575

Total liabilities and stockholders’ equity	$1,269,811	$1,123,400

Working capital (a)	$(23,598)	$(15,566)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,698	1,689	3,403	3,299
Natural gas (MMcf)	4,933	3,209	9,384	5,733
Combined (MBOE)	2,520	2,223	4,967	4,255
Daily production:
Oil (Bbls/d)	18,662	18,557	18,799	18,128
Natural gas (Mcf/d)	54,213	35,260	51,847	31,501
Combined (BOE/d)	27,697	24,434	27,440	23,378
Average prices:
Oil ( per Bbl)	$40.96	$31.32	$40.17	$30.20
Natural gas (per Mcf)	6.11	5.37	5.82	5.19
Combined (per BOE)	39.56	31.54	38.52	30.42
Average costs per BOE:
Lease operations expense	$6.24	$4.91	$6.16	$4.97
Production, ad valorem, and severance taxes	3.89	3.22	3.81	3.06
DD&A	7.55	5.06	7.19	4.82
Exploration	1.50	0.76	1.29	0.40
G&A (excluding non-cash stock based compensation)	1.42	1.14	1.45	1.12

Derivative Summary as of June 30, 2005
Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
July — Dec 2005	12,500	27.84	2,500	31.07	1,000	25.12
Jan — Jun 2006	7,000	33.93	1,000	29.88	2,000	25.03
July — Dec 2006	6,500	35.00	1,000	29.88	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11
Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
July — Dec 2005	17,500	5.12	5,000	5.97	12,500	4.96
Jan — Dec 2006	12,500	5.34	5,000	5.68	12,500	5.02
Jan — Dec 2007	—	—	—	—	10,000	4.99